Exhibit 99.1

PennyMac Financial Services, Inc. Executive

Deferred Compensation Plan

Effective Date

June 4, 2024

PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

Article I
Establishment and Purpose	1

Article II
Definitions	1

Article III
Eligibility and Participation	7

Article IV
Deferrals	7

Article V
Company Contributions	11

Article VI
Payments from Accounts	12

Article VII
Valuation of Account Balances; Investments	16

Article VIII
Administration	17

Article IX
Amendment and Termination	18

Article X
Informal Funding	19

Article XI
Claims	19

Article XII
General Provisions	25

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

Article I

Establishment and Purpose

PennyMac Financial Services, Inc. (the “Company”) has adopted this PennyMac Financial Services, Inc. Executive Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date and Company Contributions credited on or after the Effective Date.

The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation earned in the United States. The Plan is not intended to meet the qualification requirements of Code Section 401(a) but is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Participating Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement primarily for the purpose of providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and independent contractors. Any amounts set aside to defray the liabilities assumed by the Company or a Participating Employer will remain the general assets of the Company or the Participating Employer and shall remain subject to the claims of the Company’s or the Participating Employer's creditors until such amounts are distributed to the Participants.

Article II

Definitions

2.1	Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

2.4	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5	Board of Directors. Board of Directors means, for a Participating Employer organized as a corporation, its board of directors.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

Change in Ownership. For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of the ownership” of such Participating Employer.

Change in Effective Control. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 50 % or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group already owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of effective control” of such Participating Employer, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. section 1.409A-3(i)(5)(vii)(B).

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the Company, the Board of Directors, the Compensation Committee or a subcommittee appointed thereof to administer the Plan.

2.12	Company. Company means PennyMac Financial Services, Inc.

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Retirement Account in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Compensation. Compensation means a Participant’s salary, bonus, commission, and such other cash compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan. Compensation may also include restricted stock units and performance stock units. Compensation shall exclude any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, (ii) the Payment Schedule applicable to the Retirement Account and any Specified Date Account established under the Compensation Deferral Agreement and (iii) the allocation of cash Deferrals among the Retirement Account and Specified Date Account established for each Plan Year Account.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

2.16	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.18	Effective Date. Effective Date means June 1, 2024.

2.19	Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees who has been notified during an applicable enrollment of their status as an Eligible Employee. The Committee has the discretion to determine which Employees are Eligible Employees for each enrollment.

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company or Affiliate that employs an Employee.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23	Participant. Participant means an individual described in Article III.

2.24	Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.25	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.26	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

2.27	Plan. Plan means “PennyMac Financial Services, Inc. Executive Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.28	Plan Year. Plan Year means January 1 through December 31.

2.29	Plan Year Account. A Plan Year Account means the Account established for each Plan Year to record a Participant’s total Deferrals for the Plan Year. Each Plan Year Account shall consist of a Retirement Account and Specified Date Account.

2.30	Retirement. Retirement means a Participant’s Separation from Service occurring on or after the date they

(a) attain age 60 and

(b) have been credited with ten Years of Service.

2.31	Retirement Account. A Retirement Account means:

(a)	an Account established by the Committee with respect to a Plan Year to record Deferrals other than performance stock units that the Participant elects to receive upon Separation from Service in accordance with Section 6.3 and any Company Contributions made with respect to the Plan Year and
(b)	a separate, dedicated Retirement Account established to record Deferrals of performance stock units awarded during the Plan Year to be paid in accordance with Section 6.3 or, if such Deferrals are allocated to a dedicated Specified Date Account, the form of payment in the event of the Participant’s earlier Separation from Service.

2.32	Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer and all Affiliates.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave (29 months in the case of disability described in Treas. Reg. §1.409A-1(h)(1)(i)), or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.22 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.33	Specified Date Account. Specified Date Account means the Account established by the Committee for a Plan Year to record any Deferrals that the Participant elects to be paid in a specified year in accordance with Section 6.2.

2.34	Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.35	Valuation Date. Valuation Date means each Business Day.

2.36	Year of Service. Year of Service means each 12-month period of service commencing on an Employee’s hire date with the Company or an Affiliate and each anniversary thereof. An Employee’s total Years of Service means the Years of Service credited during a period of continuous service commencing on the Employee’s date of hire and ending on their Separation from Service.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

Article III

Eligibility and Participation

3.1	Eligibility and Participation. All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

3.2	Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to their Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as their Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).

3.3	Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for a Participating Employer in the same calendar year (regardless of eligibility) will have their Compensation Deferral Agreement for such year, if any, reinstated, but their eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

Article IV

Deferrals

4.1	Deferral Elections, Generally.

(a)	An Eligible Employee may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)	A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

(c)	The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer a minimum of 5% and a maximum of 75% of their base compensation and a minimum of 5% up to a maximum of 90% of bonus, commissions, restricted stock units and/or performance stock units.

(d)	Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(e)	Annual Deferrals will be credited to a Participant’s Plan Year Account for the Plan Year identified in the Compensation Deferral Agreement. The Eligible Employee shall specify on their Compensation Deferral Agreement the amount of Deferrals and whether to allocate all or a portion of such Deferrals to their Retirement Account or Specified Date Account established as subaccounts within the Plan Year Account. If no designation is made, Deferrals shall be allocated to the Retirement Account established for the applicable Plan Year. Deferrals of stock units are always allocated to a Retirement Account as provided in Sections 2.31 and 4.3. If unit-based Deferrals are based on a percentage of a stock unit award, any fractional units will be rounded down to the next whole unit.

4.2           Timing Requirements for Compensation Deferral Agreements.

(a)	Initial Eligibility. The Committee may permit an Eligible Employee to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than such 30-day period.

A Compensation Deferral Agreement filed under this subsection (a) applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

(c)	Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)	the performance period is at least 12 consecutive months;

(ii)	the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement filed under this subsection (c) shall become irrevocable with respect to such Compensation not later than the six-month deadline or, if earlier, the date such Compensation became ascertainable. If an election is filed under this subsection (c) after Performance-Based Compensation has become ascertainable, the Deferral election shall be deemed to be modified to not exceed the portion of such Compensation that is not ascertainable.

Any election to defer Performance-Based Compensation that is made in accordance with this subsection (c)and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)	Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

(e)	“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements or any component of such Compensation Deferral Agreements, including:

•	a Compensation source and amount of such Compensation source to be deferred, or

•	the Retirement Payment Schedule applicable to a Plan Year Account will continue in effect for subsequent Plan Years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2, which determination may made with respect to all Participants or a subset of Participants as determined by the Committee in its discretion . An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

(f)	A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate all or a portion of an Eligible Employee’s cash Deferrals and restricted stock units that are not Performance-Based Compensation deferred under a Compensation Deferral Agreement submitted after the year of grant under Section 4.2(c) for a Plan Year to the Participant’s Retirement Account or Specified Date Account established for such Plan Year. Deferrals of a stock unit award constituting Performance-Based Compensation and deferred under a Compensation Deferral Agreement submitted after the year of grant may be allocated between a Retirement Account and/or Specified Date Account established solely for the purpose of recording and paying such award under the terms of this Plan.

4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

4.6	Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of their position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (ii)).

Article V

Company Contributions

5.1	Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions in the form of supplemental or other contributions to any Participant in any amount determined by the Participating Employer. Company Contributions are credited to the Participant’s Retirement Account subaccount within the Plan Year Account to which the Company Contribution relates.

Supplemental Matching Contribution. Company Contributions may take the form of “supplemental” matching contributions, at the same contribution rate provided under the Company 401(k) plan, applied to the portion of the Participant’s cash Compensation (including amounts deferred under this Plan) that exceeds the amount of compensation taken into account in determining the maximum amount of matching contribution under the terms of such 401(k) plan. A Participant is not required to make any elective deferrals to such 401(k) plan as a condition to receiving supplemental matching Company Contributions under this Plan. However, the Committee may require that a Participant must meet the same conditions for receiving a matching contribution under the 401(k) plan, including, for example, any requirement to be employed on the last day of the plan year.

Supplemental Non-Elective Contribution. Company Contributions may take the form of supplemental non-elective contributions at the same rate such non-elective contributions are made to a Participant’s tax-qualified profit sharing plan account, applied to the portion of the Participant’s cash Compensation (including amounts deferred under this Plan) that exceeds the amount of compensation taken into account in determining the amount of the non-elective contribution under the terms of such profit sharing plan. The Committee may require that a Participant meet the same conditions for receiving a non-elective contribution under the profit sharing plan, including, for example, any requirement to be employed on the last day of the plan year.

Discretionary Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

5.2	Vesting. Company Contributions vest according to the schedule specified by the Participating Employer on or before the time the contributions are made. Supplemental contributions vest at the same rate as the corresponding contributions under the Company 401(k)/profit sharing plan.

Unvested Company Contributions as of a Participant’s Separation from Service will be forfeited.

Article VI

Payments from Accounts

6.1	General Rules. A Participant’s Plan Year Accounts become payable upon the first to occur of the payment events applicable to each such Account under Sections 6.2 (if elected) through 6.7.

Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on Account Balances as of the first day of the month in which payment is made in Sections 6.2 through 6.6.

6.2	Specified Date Accounts.

Commencement. Payment of a Specified Date Account will be made or begin in the fourth calendar year following the Plan Year for which a Participant’s Compensation Deferral Agreement that establishes the Specified Date Account is established, unless the Participant elects a later calendar year.

Form of Payment. Subject to Section 6.6, each Specified Date Account will be paid in a lump sum unless the Participant elects to receive such Account in substantially equal annual installments over a designated number of calendar years up to three (3) years.

Notwithstanding a Participant’s elections described in this Section 6.2, a Participant’s Specified Date Accounts having payment years that occur after a Participant’s Separation from Service prior to Retirement will be paid as provided in Section 6.3.

6.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive the vested portion of their Retirement Accounts and any Specified Date Accounts that, under Section 6.2, are scheduled to commence in a calendar year that commences after the Participant’s Separation from Service, which shall be paid out as a Pre-Retirement Lump Sum as described below.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

Commencement. Payment commences upon Separation from Service. Notwithstanding the foregoing, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence in the seventh month following their Separation from Service.

Pre-Retirement Lump Sum. A Participant who incurs a Separation from Service prior to becoming Retirement eligible will receive their distributable Accounts in a single lump sum. Specified Date Accounts that have commenced payment on or before a Participant’s Separation from Service are not distributable under this Section 6.3 and will continue to pay as elected under Section 6.2.

Retirement Payments. Subject to Section 6.6, if a Participant’s Separation from Service occurs after becoming Retirement eligible, each Retirement Account will be paid in a lump sum unless the Participant elected to receive such Retirement Account in substantially equal annual installments over a designated number of calendar years up to ten (10) years. A Specified Date Account payable under this Section 6.3 will be paid in the same form as the Retirement Account established with respect to the same Plan Year, or, in the case of a Deferral of restricted stock units that are Performance-Based Compensation and deferred after the grant year under Section 4.2(c), the Retirement Account established, or other Retirement election made in connection with the deferral of such award. Specified Date Accounts that have commenced payment on or before a Participant’s Separation from Service are not distributable under this Section 6.3 and will continue to pay as elected under Section 6.2.

Effect of Modifications

The pre-retirement lump sum payment may not be modified under Section 6.9.

A modified Retirement Account Payment Schedule under Section 6.9 also shall apply to any Specified Date Account established with respect to the same Plan Year or, in the case of a Deferral of restricted stock units that are Performance-Based Compensation and deferred after the grant year under Section 4.2(c), the Retirement Account established, or other Retirement election made in connection with the deferral of such award.

6.4	Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to their Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.

(a)	Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates their spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change their designated Beneficiary without the consent of a previously designated Beneficiary by filing a new designation with the Committee.

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(b)	No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5	Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of their vested Deferrals. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata from the Participant’s Plan Year Accounts. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the Committee approves the payment.

6.6	Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.7	Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8	Rules Applicable to Installment Payments. If a Payment Schedule for a Specified Date Account specifies installment payments, payments will be made beginning in the payment commencement year for such installments and shall continue to be made in each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid.

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If a Payment Schedule for a Retirement Account specifies installment payments, installments will commence upon the payment commencement date specified in Section 6.3 with subsequent installments paid during each subsequent calendar year until the number of installment payments specified in the Payment Schedule has been paid.

The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the first Valuation Date in the month payment is made and (b) equals the remaining number of installment payments. For installment payments of stock units, installments are based on the number of units held in the applicable Account as of the Valuation Date and not on the cash value of the units, with any fractional unit rounded down to the next whole unit. For purposes of Section 6.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

6.9	Modifications to Payment Schedules. While employed by the Company or an Affiliate, a Participant may modify the Payment Schedule elected by him or her with respect to Retirement or a Specified Date Account, consistent with the permissible Payment Schedules available under the Plan for the applicable Account. All modifications must comply with the requirements of this Section 6.9.

(a)	Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”). In the case of a Specified Date Account, the payment commencement date for the Prior Election is January 1 of the designated calendar year.

(b)	Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account to which it applies and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

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Article VII

Valuation of Account Balances; Investments

7.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VII (“investment allocation”).

7.3	Investment Options. The Committee will determine investment options. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

7.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

7.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

7.6	Company Stock. Deferrals of stock units will be credited to a Participant’s Account in the designated number of units with each unit equal in value to one share of common stock of the Company. A Participant may not allocate units to another investment option under the Plan. A Participant may not allocate cash Deferrals into units of Company stock.

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Dividend equivalents payable with respect to vested deferred units will be credited as provided in the equity compensation plan under which such deferred units were granted.

7.7	Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

Article VIII

Administration

8.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

8.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.

The Participating Employers shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

8.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

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8.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

8.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article IX

Amendment and Termination

9.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX.

9.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize. No amendment is needed to revise the list of Participating Employers set forth on Schedule A attached hereto.

9.3	Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

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9.4	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article X

Informal Funding

10.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

10.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a “change in control”, as defined in such trust, the Participating Employer shall, upon such change in control, and on each anniversary of the change in control, contribute in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions exceed 110% of the total value of all Account Balances.

Article XI

Claims

11.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

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(a)	In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.4.

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or their authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

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(a)	In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will consider comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.4.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3	Claims Appeals Upon Change in Control. Upon a change in control, the Appeals Committee, as constituted immediately prior to such change in control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

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The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

11.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a change in control (including a “change in control” as defined in a rabbi trust described in Section 10.2) the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 10.2.

11.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.

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11.6	Arbitration.

(a)	Prior to Change in Control. If, prior to a change in control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

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The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 11.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)	Upon Change in Control. Upon a change in control, Section 11.6(a) shall not apply, and any legal action initiated by a Participant or Beneficiary to enforce their rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 11.3 and 11.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 11.1 through 11.3 or any other determination made by the Company, its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

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Article XII

General Provisions

12.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

12.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer. Nothing contained herein shall be construed as changing a Participant’s status from employee to independent contractor or from independent contractor to employee.

12.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

PENNYMAC FINANCIAL SERVICES, INC.
3043 TOWNSGATE ROAD
WESTLAKE VILLAGE, CALIFORNIA 91361
ATTN: HUMAN RESOURCES

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Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered or sent by mail to the last known address of the Participant.

12.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of their current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, the Participant’s Account will be forfeited, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

12.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains their residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of New York shall govern the construction and administration of the Plan.

12.10	Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. No Employer shall have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

12.11	Clawback Acknowledgement. As a condition to participation in this Plan, the Participant acknowledges that the Participant may become subject to the PennyMac Financial Services, Inc. Compensation Recovery Policy adopted pursuant to Rule 10D-1 promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange, or any successor rule (the “Clawback Policy”). The Participant understands that if the Participant is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Participant pursuant to such means as the Company and/or the Board may elect. The Participant agrees that the Participant shall take all required action to enable such recovery. The Participant understands that such recovery may be sought and occur after the Participant’s employment or service with the Company terminates. The Participant further agrees that the Participant is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Participant hereby irrevocably agrees to forego such indemnification. The Participant acknowledges and agrees that the Participant has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Participant shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a good reason condition or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Participant, or (ii) to constitute a breach of a contract or other arrangement to which the Participant is a party. This Section 12.11 is a material term of this Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the fourth day of June, 2024, to be effective as of the Effective Date.

PENNYMAC FINANCIAL SERVICES, INC.

By: Jenny Rhodes
Its: Senior Managing Director, Chief Human Resources Officer

/s/ Jenny Rhodes

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PennyMac Financial Services, Inc. Executive Deferred Compensation Plan

Schedule A

Participating Employers

PennyMac Financial Services, Inc.

PNMAC Holdings, Inc.

Private National Mortgage Acceptance Company, LLC

PNMAC Capital Management, LLC

PennyMac Loan Services, LLC

PennyMac Services, Inc.

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